Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

The unaudited pro forma combined condensed consolidated financial information for the three months ended March 31, 2015 and the year ended December 31, 2014 has been prepared using the acquisition method of accounting, giving effect to the proposed Merger. The unaudited pro forma condensed combined consolidated balance sheet combines the historical financial information of Farmers National Banc Corp. (“Farmers”) and National Bancshares Corporation (“NBOH”) as of March 31, 2015, and assumes that the Merger was completed on that date. The unaudited pro forma condensed combined consolidated income statement combine the historical financial information of Farmers and NBOH and give effect to the Merger as if it had been completed as of January 1, 2015. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Information. Certain reclassifications have been made to NBOH’s historical financial information in order to conform to Farmers’ presentation of financial information.

The actual value of Farmers common stock to be recorded as consideration in the Merger will be based on the closing price of Farmers common stock at the time of the merger completion date. The Merger closed on June 19, 2015. For purposes of the pro forma financial information, the fair value of Farmers common stock to be issued in connection with the Merger was based on FMNB’s closing price of $8.15 as of June 19, 2015.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of NBOH at their fair values, and represents the pro forma estimates by Farmers based on available fair value information as of the date of the Merger Agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Merger will be determined after completion of thorough analyses to determine the fair value of NBOH’s tangible and identifiable intangible assets and liabilities as of June 19, 2015. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Farmers’ statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NBOH’s stockholders’ equity, including results of operations from March 31, 2015 through close of the Merger will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Farmers anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses. Farmers expects to realize cost savings of approximating 25% of the anticipated non-interest expense of NBOH. These cost savings are not included in these pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma condensed combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Farmers and NBOH, which, in the case of Farmers, are included in Forms 10-K and 10-Q and, in the case of NBOH, included within this document as Exhibits 99.1 and 99.2.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Farmers National Banc Corp common stock or the actual or future results of operations of Farmers for any period. Actual results may be materially different than the pro forma information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

March 31, 2015	Farmers	NBOH	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Notes
	(In thousands)
Assets:
Cash and cash equivalents	$26,929	$29,498	$		$56,427
Securities available for sale	369,919	83,781		(19,230)	434,470	A
Loans held for sale	146	950			1,096
Loans	673,784	411,920		(3,439)	1,082,265	B
Allowance for Loan Losses	(7,723)	(4,023)		4,023	(7,723)	C

Net Loans	666,061	407,897		584	1,074,542
Premises and equipment, net	16,963	8,694		(2,363)	23,294	D
Bank owned life insurance	22,506	2,872			25,378
Goodwill	5,591	4,723		19,829	30,143	E
Other intangibles	3,055	0		5,154	8,209	F
Other assets	22,481	7,557		(1,027)	29,011	G,H

Total assets	$1,133,651	$545,972		$2,947	$1,682,570

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing	$174,112	$102,907	$		$277,019
Interest-bearing	735,296	314,514		577	1,050,387	I

Total deposits	909,408	417,421		577	1,327,406
Short-term borrowings	62,218	12,534			74,752
Long-term borrowings	18,120	57,000			75,120
Accrued interest payable and other liabilities	17,134	5,015			22,149

Total liabilities	1,006,880	491,970		577	1,499,427

Stockholders’ equity:
Common stock	106,079	11,447		47,629	165,155	J
Additional paid-in-capital	0	5,017		(5,017)	0	K
Retained earnings	22,603	36,023		(38,727)	19,899	L
Accumulated other comprehensive income	2,587	2,641		(2,641)	2,587	M
Treasury stock	(4,498)	(1,126)		1,126	(4,498)	N

Total shareholders’ equity	126,771	54,002		2,370	183,143

Total liabilities and shareholders’ equity	$1,133,651	$545,972		$2,947	$1,682,570

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT

For Three Months Ended March 31, 2015	Farmers	NBOH	Pro forma Adjustments	Pro forma Combined	Notes
	(In thousands, except share and per share amounts)
Interest and dividend income:
Loans, including fees	$7,684	$4,311	$94	$12,089	O
Taxable securities	1,647	204	(18)	1,833	P
Tax exempt securities	615	387		1,002
Federal funds sold and other	53	15		68

Total interest income	9,999	4,917	76	14,992
Interest expense:
Deposits	887	318	(58)	1,147	Q
Borrowings	120	45		165

Total interest expense	1,007	363	(58)	1,312

Net interest income	8,992	4,554	134	13,680
Provision for loan losses	450	0		450

Net interest income after provision for loan Losses	8,542	4,554	134	13,230

Non-interest income:
Service charges on deposit accounts	603	309		912
Net increase from BOLI	139	16		155
Security gains	10	0		10
Trust fees	1,647	0		1,647
Insurance agency commissions	146	0		146
Retirement plan consulting fees	504	0		504
Net gains on sale of loans	123	203		326
Investment commissions	298	0		298
Other operating income	567	191		758

Total non-interest income	4,037	719		4,756

Noninterest expense:
Salaries and employee benefits	5,542	1,579		7,121
Occupancy and equipment	1,111	257	(30)	1,338	D
Core processing charges	381	254		635
State and local taxes	245	105		350
Professional fees	476	103		579
Advertising	217	56		273
Intangible amortization	167	0	223	390	R
FDIC insurance	177	72		249
Other operating expenses	1,435	771		2,206

Total noninterest expense	9,751	3,197	193	13,141

Income before income taxes	2,828	2,076	(60)	4,844
Income taxes	617	574	(21)	1,170	S

Net income	$2,211	$1,502	$(39)	$3,674

Basic earnings per common share:
Earnings per share	$0.12	$0.67		$0.14
Weighted average shares outstanding	18,427,901	2,230,579	5,032,376	25,690,856	T
Diluted earnings per common share:
Earnings per share	$0.12	$0.66		$0.14
Weighted average shares outstanding	18,429,309	2,281,223	4,983,140	25,692,264	T

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2014	Farmers	NBOH	Pro forma Adjustments	Pro forma Combined	Notes
	(In thousands, except share and per share amounts)
Interest and dividend income:
Loans, including fees	$30,901	$15,974	$374	$47,249	O
Taxable securities	7,282	984	(72)	8,194	P
Tax exempt securities	2,523	1,609		4,132
Federal funds sold and other	209	73		282

Total interest income	40,915	18,640	302	59,857
Interest expense:
Deposits	4,008	1,284	(231)	5,061	Q
Borrowings	571	216		787

Total interest expense	4,579	1,500	(231)	5,848

Net interest income	36,336	17,140	533	54,009
Provision for loan losses	1,880	299		2,179

Net interest income after provision for loan Losses	34,456	16,841	533	51,830

Non-interest income:
Service charges on deposit accounts	2,627	1,319		3,946
Net increase from BOLI	459	68		527
Security gains	457	128		585
Trust fees	6,092	0		6,092
Insurance agency commissions	354	0		354
Retirement plan consulting fees	1,809	0		1,809
Net gains on sale of loans	358	672		1,030
Investment commissions	1,026	0		1,026
Other operating income	2,121	748		2,869

Total non-interest income	15,303	2,935		18,238

Noninterest expense:
Salaries and employee benefits	20,878	6,244		27,122
Occupancy and equipment	4,505	1,481	(44)	5,942	D
Core processing charges	1,571	911		2,482
State and local taxes	878	359		1,237
Professional fees	2,451	325		2,776
Advertising	1,112	281		1,393
Intangible amortization	767	0	890	1,657	R
FDIC insurance	733	255		988
Other operating expenses	5,267	1,781		7,048

Total noninterest expense	38,162	11,637	846	50,645

Income before income taxes	11,597	8,139	(313)	19,423
Income taxes	2,632	2,235	(110)	4,757	S

Net income	$8,965	$5,904	$(203)	$14,666

Basic earnings per common share:
Earnings per share	$0.48	$2.65		$0.57
Weighted average shares outstanding	18,674,526	2,225,236	4,973,014	25,872,776	T
Diluted earnings per common share:
Earnings per share	$0.48	$2.62		$0.57
Weighted average shares outstanding	18,675,416	2,250,954	4,947,296	25,873,666	T

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of March 31, 2015

(In thousands, except share and per share amounts)

Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting giving effect to the merger involving Farmers and NBOH, with Farmers as the accounting acquirer. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at March 31, 2015 or the results of operations had the merger been consummated at January 1, 2015, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which was completed June 19, 2015, provided for the issuance of 7,262,955 shares of Farmers common stock and cash consideration of totaling $16.4 million which includes the payout of 125,221 options with an average exercise price of $16.70. Based on NBOH’s 2,250,544 outstanding shares as of June 19, 2015, the 80% maximum stock conversion at the 4.034 exchange rate and Farmers’ closing stock price on June 19, 2015, the value of the aggregate Merger consideration was approximately $75.6 million.

Under the acquisition method of accounting, the assets and liabilities of NBOH will be recorded at the respective fair values as of the merger date. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (1) the aggregate value of the merger consideration paid if the price of Farmers common stock varies from the assumed $7.50 per share; (2) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (3) the underlying values of assets and liabilities if market conditions differ from current assumptions. The following table sets forth the impact on the purchase price, as well as on the good will generated, if the market price increased or decreased by 10%, 20% or 30% from the assumed market price of $8.15 per share.

	-30%	-20%	-10%	Base	10%	20%	30%
Assumed market price of Farmers common stock	$5.71	$6.52	$7.34	$8.15	$8.97	$9.78	$10.60
Purchase price (in thousands)	$57,844	$63,763	$69,719	$75,602	$81,521	$87,440	$93,360
Goodwill (in thousands)	$6,794	$12,713	$18,669	$24,552	$30,471	$36,390	$42,310

Estimated Merger and Integration Costs

The plan to integrate Farmers and NBOH’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Farmers and NBOH are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, attorneys and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Farmers and NBOH’s employees, changing information systems, canceling contracts between Farmers or NBOH and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Farmers or NBOH. Farmers and NBOH expect to incur merger-related expenses including or related to system conversion costs, legal fees, accounting fees, investment banking fees, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. Farmers estimates merger-related costs to total approximately $3.5 million on an after-tax basis. A significant portion of such costs are expected to be incurred in the year ending December 31, 2015. Merger costs are expected to have no material impact on the combined company’s liquidity, while merger costs specifically related to a reduction in staff levels, termination of contracts, and a reduction in operating space requirements are expected to lower operating expenses and therefore improve earnings in future periods. Our statements regarding our estimated merger and integration costs and any cost savings that may be achieved are forward-looking statements, should not be relied upon, and are not reflected in the accompanying pro forma financial information.

The following pro forma adjustments have been reflected in the unaudited condensed combined consolidated financial statements presented for Farmers and NBOH. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change. The adjustments are presented in thousands, with the exception of per share amounts.

A - Adjustments to available for sale securities: Farmers expects to sell investment securities available for sale to provide the cash portion of merger consideration and seller deal expenses and for purposes of cashing out stock options.

March 31, 2015
To reflect estimated seller after-tax deal expenses	$(870)
To reflect estimated buyer after-tax deal expenses	(2,632)
To reflect cash consideration of NBOH outstanding shares	(14,470)
To reflect cash consideration of 125,221 options outstanding	(1,935)
To reflect tax benefit of stock options	677

$(19,230)

B - Loans net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on NBOH’s portfolio.

C - To remove NBOH’s allowance at merger date as the credit risk is contemplated in the fair value adjustment in B above.

D - Adjustment to reflect estimated fair value of acquired premises and equipment based on third party estimates. A portion of premises and equipment were adjusted to remove NBOH’s purchase accounting adjustment on buildings related to a previous acquisition. The adjustment will be accreted into income over the useful life of the premises.

E - Adjustment to goodwill

March 31, 2015
To eliminate NBOH goodwill	$(4,723)
To reflect the creation of goodwill related to the merger	24,552

Net adjustment	$19,829

F - Preliminary estimated fair value of the core deposit intangible to be recorded calculated at 1.5% of NBOH’s non-time deposits. The acquired core deposit intangible will be amortized over 10 years using the sum-of-the-years-digits method. The actual amount of such core deposit intangible asset will be determined at the completion of the transaction and will be based on an independent third party appraisal.

G - Adjustment to current and deferred income taxes based on the pro forma fair value adjustments of acquired assets and assumed liabilities and on a calculation of future tax benefits.

March 31, 2015
Adjustment to loans – expected credit losses	$(4,352)
Adjustment to loans – interest rate mark	913
Adjustment to allowance for loan losses	4,023
Adjustment to foreclosed assets	(74)
Adjustment to premises and equipment	(2,363)
Adjustment to core deposit intangible	5,154
Adjustment to deposits	(577)

Subtotal for fair value adjustments	2,724

Calculated deferred taxes at Farmers’estimated statutory rate 35%	$(953)

H - Negative adjustment of $74 to reflect the estimated fair value of foreclosed and repossessed assets based on third party estimates adjusted for estimated costs to sell. Subsequent to the completion of the transaction, Farmers will finalize its determination of the fair value of the acquired foreclosed and repossessed property which could significantly change the estimated purchase accounting adjustments.

I - Adjustments to the fair value of time deposits to reflect the current market rate of interest for similar products. The adjustment will be accreted into income over the estimated lives of the deposits.

J - Adjustment to common shares

March 31, 2015
To eliminate NBOH common shares	$(11,447)
To reflect issuance of FMNB common shares to NBOH shareholders	59,076

Net adjustment	$(47,629)

K - NBOH’s additional paid-in-capital of $5,017 was eliminated.

L - Adjustments to retained earnings

March 31, 2015
To eliminate NBOH historical retained earnings	$(36,023)
Estimated buyer after-tax merger expenses	(2,704)

Net adjustment	$(38,727)

M - To reflect the elimination of NBOH other comprehensive income.

N - To reflect the elimination of NBOH treasury stock.

O - Farmers has evaluated the acquired loan portfolio to estimate the necessary interest rate and credit risk fair value adjustments. Subsequently, the fair value adjustment will be accreted into earnings using the level yield method. For purposes of the pro forma impact for the year ended December 31, 2014 and the three months ended March 31, 2015, the net discount accretion was estimated using a period of 4.6 years.

P - Adjustment to reflect lost interest due to sale of securities to provide cash for the transaction.

Q - Adjustment to reflect the estimated fair value of time deposits based on the current market rate of interest for comparable deposits. For the year ended December 31, 2014 and the three months ended March 31, 2015, the fair value adjustment will be accreted into earnings as a reduction of the cost of funds over 1.2 years.

R - Adjustment to amortize the acquired core deposit intangible asset over 10 years by the sum of the years’ digits method for the year ended December 31, 2014 and the three months ended March 31, 2015.

S - Adjustment to reflect the income tax effect of pro forma adjustments at NBOH’s assumed income tax rate of 35% for the year ended December 31, 2014 and the three months ended March 31, 2015.

T - Preliminary Purchase Accounting Allocation: As of March 31, 2015, the unaudited pro forma condensed combined financial information reflects the issuance of 7,262,955 shares of Farmers common stock totaling $59.2 million, cash consideration of $16.4 million for a total consideration of $75.6 million. The merger will be accounted for using the acquisition method of accounting: accordingly Farmers cost to acquire NBOH will be allocated to the assets (including identifiable intangible assets) and liabilities of NBOH at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase prices was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

March 31, 2015
To reflect goodwill created, net of tax
Fair value of consideration	$75,602

Fair value of assets acquired:
Cash and due from financial institutions	$29,498
Securities available for sale	83,781
Net loans	408,481
Loans held for sale	950
Premises and equipment	6,331
Bank owned life insurance	2,872
Core deposit intangible	5,154
Other assets	6,530

Total assets	$543,597

Fair value of liabilities assumed:
Deposits	$417,998
Short-term borrowings	12,534
Long-term borrowings	57,000
Accrued interest payable and other liabilities	5,015

Total liabilities	$492,547
Net assets acquired	51,050
Goodwill and intangibles created	24,552

Total net assets acquired	$75,602